Exhibit 99.1

News Release For Immediate Release

Catasys Expands OnTrak-A Solution to Iowa and Nebraska with Leading National Health Plan

●	National Plan Expands OnTrak-A into 10th and 11th States
●	OnTrak-A Offered to Both Commercial and Medicare Advantage Plan Members
●	With This Launch, OnTrak Is Now Available in 22 States

Los Angeles, CA – September 12, 2018 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced that it has expanded its OnTrak-A solution into Iowa and Nebraska with one of the nation’s leading health plans, which is the second largest plan in both states.

Eligible commercial and Medicare Advantage plan members in these states are now able to participate in OnTrak-A, an integrated 52-week program that identifies, engages and treats members with unaddressed behavioral health conditions that impact co-morbid medical conditions, such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, resulting in high medical costs. With this expansion, the OnTrak program is now available in 22 states to members of major health plans.

Source: Catasys, Inc.

“This expansion demonstrates this national plan’s continued confidence in our ability to improve the health of their members and deliver savings to the national plan as they continue to roll us out into additional states,” said Rick Anderson, President and Chief Operating Officer of Catasys. “We look forward to assisting members in all 11 states where we are contracted with this partner to achieve better health and better lives.”

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys, Inc. September 12, 2018	Page 2

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Marianne Acosta, 310-444-4346